SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[Employee Email Communication]

Subject: Vote Your Western Digital Corporation Shares Today

October 25, 2017

Our 2017 Annual Meeting of Stockholders is fast approaching. If you held shares of Western Digital Corporation stock as of September 6, 2017 (including through our Employee Stock Purchase Plan or 401(k) Plan), by now you should have received mail or an email from your bank or broker with instructions on how to vote your shares.

If you have not yet done so, please cast your vote today to make sure your vote is counted before the Annual Meeting of Stockholders on November  2, 2017. We have a number of important proposals on which to vote. As indicated in our 2017 Proxy Statement, your Board of Directors recommends that stockholders vote “FOR” Proposals 1, 2, 4 and 5, and vote for “1 YEAR” on Proposal 3.

The individual Proposals are:

1.	Election of the eight director nominees;

2.	Approval on an advisory basis of the named executive officer compensation;

3.	Approval on an advisory basis of the frequency of future advisory votes on named executive officer compensation;

4.	Approval of the amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, rename the plan to the “2017 Performance Incentive Plan” and increase by fourteen million (14,000,000) the number of shares of our common stock available for issuance under the plan; and

5.	Ratification of the appointment of KPMG LLP as our independent registered public account firm for the fiscal year ending June 29, 2018.

Please refer to our 2017 Proxy Statement for more details regarding all of the proposals.

If you have not yet voted, the fastest and easiest way to vote is by telephone or over the Internet. You will need your unique control number in order to vote your shares.

•	If you have your proxy materials, please locate your control number and visit www.proxyvote.com or call 1-800-579-1639 to cast your vote.

•	If you do not have your proxy materials, please contact the brokerage firm through which you hold Western Digital shares for your control number (for E*TRADE, call Customer Service at 1-800-838-0908). Then visit www.proxyvote.com or call 1-800-579-1639 to cast your vote.

If you have questions or if you need assistance voting, please call Morrow Sodali LLC, our proxy solicitor, toll-free at 1-800-607-0088.

Your vote is important, so please vote today.

Sincerely yours,

Michael Ray

Chief Legal Officer